Exhibit 10.9

EXECUTION VERSION

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES AND THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE ARE BEING ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT 343 STATE STREET, ROCHESTER NEW YORK 14650.

CONVERTIBLE PROMISSORY NOTE

Effective Date: February 26, 2021	U.S. $4,930,000

FOR VALUE RECEIVED, EASTMAN KODAK COMPANY, a New Jersey corporation (“Company”), promises to pay to Kennedy Lewis Capital Partners Master Fund LP, or its successors or assigns (“Holder”), $4,930,000 and any interest (including any default interest), fees and charges, accrued hereunder on the Maturity Date in accordance with the terms set forth herein.

This Convertible Promissory Note (this “Note”) is issued and made effective as of February 26, 2021 (the “Effective Date”). This Note has been issued pursuant to that certain Securities Purchase Agreement dated February 26, 2021 (the “Purchase Agreement”), as the same may be amended from time to time, by and between the Company and the Holder.

Certain capitalized terms used herein are defined in Attachment 1 hereto and incorporated herein by reference.

The purchase price for this Note shall be $4,930,000 (the “Purchase Price”). The Purchase Price shall be payable by the Holder by wire transfer of immediately available funds on the Effective Date in accordance with the Purchase Agreement.

This Note is subject to the following additional provisions:

1. Payment; Prepayment.

1.1 Payment of Interest.

(a)

The Company shall pay interest on the Outstanding Balance at the rate of five percent (5%) per annum (the “Interest Rate”) from the Effective Date until the Outstanding Balance is paid in full. Interest shall be payable in cash on each Conversion Date (as to that portion of the Outstanding Balance being converted), on any Prepayment Date (as to that portion of the Outstanding Balance being prepaid) and on the Maturity Date; provided that (i) any interest payable by the Company on a Conversion Date (as to that portion of the Outstanding Balance being converted) shall, in accordance with Section 5 or Section 6, as applicable, be paid in the form of Conversion Shares (as defined below) at the then-applicable Conversion Rate and (ii) pending any such payment, interest shall accrue and not be payable and no interest shall be payable on accrued interest. All interest calculations hereunder shall be computed on the basis of a 365-day year and shall be payable in accordance with the terms of this Note. Interest will be paid to the person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

(b)	Upon the occurrence and during the continuance of any Event of Default, at the election of the Holder by written notice to the Company, this Note shall bear interest at the Default Rate.

1.2 Payments Generally. All payments owing hereunder shall be in lawful money of the United States of America or to the extent provided for herein upon a Conversion, in Conversion Shares, and delivered to the Holder at the address or bank account furnished to the Company for that purpose. All payments in cash shall be applied first to (i) costs of collection, if any, then to (ii) fees and charges and any other portion of the Outstanding Balance (other than interest or principal), if any, then to (iii) accrued and unpaid interest, and thereafter, to (iv) principal.

1.3 Prepayment.

(a)

Notwithstanding the foregoing, in the event of a Fundamental Change, for a period of thirty (30) days immediately following the consummation of the Fundamental Change (the “Holder Fundamental Change Election Period”), the Holder shall have the right, at the Holder’s option, to require prepayment by the Company of all or any portion of the Outstanding Balance in cash at 100% of the Outstanding Balance being prepaid by delivering written notice to the Company in accordance with Section 21 of this Agreement requesting prepayment in accordance with this Section 1.3 and specifying the amount of the Outstanding Balance to be prepaid. The Company shall make such prepayment promptly but in no event more than five (5) Business Days after receipt of such notice (such prepayment date, a “Prepayment Date”). In the event that the Holder has elected prepayment of less than the entire Outstanding Balance of this Note, the Company shall execute and deliver to the Holder, without charge, a new Note or Notes in authorized denominations having an aggregate Outstanding Balance equal to the portion of the Outstanding Balance of this Note not being prepaid.

(b)

For a period of thirty (30) days immediately following the expiration of the Holder Fundamental Change Election Period (the “Company Fundamental Change Prepayment Election Period”), the Company shall have the right, but not the obligation, to prepay all of the Outstanding Balance then outstanding in cash at 100% of the Outstanding Balance.

2. [Reserved].

3. Registration of Transfers and Exchanges.

3.1 Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange. The authorized denominations of the Notes shall be $1,000 and integral multiples in excess thereof.

3.2 Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the terms of this Note and applicable federal and state securities laws and regulations.

3.3 Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

4. Company Covenants. Following the Effective Date, and until all of the Company’s obligations under all of the Transaction Documents in respect of this Note are paid and performed in full or until the Outstanding Balance of the Note has been converted into Common Stock (other than contingent obligations for which no claim has been made), or within the time frames otherwise specifically set forth below, the Company will at all times comply with the following covenants:

4.1 Dividends and Distributions. Except as permitted under the Term Loan Credit Agreement, the Company shall not, directly or indirectly, (i) declare or pay any dividend or distribution (whether in cash, securities or other property) on, or (ii) redeem, repurchase or otherwise acquire, or pay or make any monies available for a sinking fund for, any Common

Stock without the prior written consent of the Required Holders; provided that the foregoing limitations shall not apply to (x) redemptions, purchases or other acquisitions of shares of Common Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of, or to, the Company or any of its subsidiaries; (y) an exchange, redemption, reclassification or conversion of any class or series of Common Stock for any class or series of Common Stock that ranks equal or junior to the applicable class or series of Common Stock; or (z) any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to the applicable stock on which the dividend is being paid.

4.2 Additional Debt. Other than Permitted Debt, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into, create, incur or otherwise assume, any debt for borrowed money, without the prior written consent of the Required Holders.

4.3 Additional Liens. Other than Permitted Liens, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly enter into, create, incur, assume or suffer to exist any Liens on or with respect to any of any of its property or assets now owned or hereafter acquired, to secure debt for borrowed money of the Company or any other person, without the prior written consent of the Required Holders.

4.4 Reporting.

(a)

So long as any Holder beneficially owns any portion of this Note (and the Notes are convertible into Common Stock of the Company and not Alternate Consideration), the Company will timely file on the applicable deadline all reports required to be filed with the U.S. Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Exchange Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to the Company, as required in accordance with Rule 144 promulgated under the Securities Act (or a successor rule thereto) (“Rule 144”), is publicly available, and will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(b)

As soon as practicable and in any event within five (5) Business Days after the Company has knowledge of the occurrence of any Event of Default, the Company shall furnish to the Holder a statement of an officer of the Company setting forth details of such Event of Default and the action that the Company has taken and/or proposes to take with respect thereto.

4.5 Dispositions. The Company shall not Dispose of any assets, or permit any of its Restricted Subsidiaries to dispose of any assets, in each case, without the prior written consent of the Required Holders, other than as permitted pursuant to the Term Loan Credit Agreement.

5. Holder Optional Conversions.

5.1 Holder Conversions. Subject to Section 5.2 below, the Holder has the right at any time after the Effective Date until the Outstanding Balance has been paid in full, at its election, to convert (a “Holder Conversion”) all or any portion of the Outstanding Balance into shares (the shares receivable in each instance of Conversion, including any Additional Shares, being referred to herein as “Conversion Shares”) of fully paid and non-assessable common stock, $0.01 par value per share (“Common Stock”), of the Company as per the following conversion formula: the number of Conversion Shares equals the portion of the Outstanding Balance being converted divided by $1,000 (the “Conversion Amount”) multiplied by the Conversion Rate. In the event that the Holder has elected to convert less than the entire Outstanding Balance of this Note, the Company shall execute and deliver to the Holder, without charge, a new Note or Notes in authorized denominations having an aggregate Outstanding Balance equal to the unconverted portion of the Outstanding Balance of this Note. Each Holder Conversion shall be for at least $10,000,000 of the Outstanding Balance or, if less than $10,000,000, the remaining Outstanding Balance.

5.2 Fundamental Exchange Transaction Adjustment.

(a) Upon occurrence of a Fundamental Exchange Transaction, at the effective time of the Fundamental Exchange Transaction, the right to convert each $1,000 of the Outstanding Balance of this Note based on a number of shares of Common Stock equal to the Conversion Rate will be changed into the right to convert $1,000 of the Outstanding Balance of this Note based on the kind and amount of shares of capital stock, other securities or other property or assets (including cash) or any combination thereof of the successor or acquiring corporation or of the Company, if it is the surviving corporation, that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Fundamental Exchange Transaction would have owned or been entitled to receive in such Fundamental Exchange Transaction (the “Alternate Consideration,” with each “unit of Alternate Consideration” meaning the kind and amount of Alternate Consideration that a holder of one share of Common Stock would have owned or been entitled to receive).

(b) If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Exchange Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Exchange Transaction. The Company shall cause any successor entity in a Fundamental Exchange Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing on or prior to the effective date of the Fundamental Exchange Transaction all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5.2(b)

pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Exchange Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of units of Alternate Consideration equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note prior to such Fundamental Exchange Transaction. Such written agreements described in the previous sentence shall provide for anti-dilution and other adjustments, and covenants for protection of the interests of the Holder, in respect of the Alternate Consideration that shall be as nearly equivalent as is practicable to the adjustments and covenants provided for in Section 8 and this Section 5.2 and Section 6 of the Purchase Agreement in respect of shares of Common Stock and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Exchange Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Exchange Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(c) The Company shall give notice (a “Fundamental Exchange Transaction Notice”) of each Fundamental Exchange Transaction to the Holder in accordance with Section 21 by the later of 20 days prior to the anticipated effective date of such Fundamental Exchange Transaction (as determined in good faith by the Board of Directors of the Company) and the first public disclosure by the Company of the anticipated Fundamental Exchange Transaction, if practicable, and otherwise by the earliest practicable date, but in no event later than the effective date thereof. Each such Fundamental Exchange Transaction Notice shall state (i) the anticipated effective date of such Fundamental Exchange Transaction, (ii) the kind or amount of cash, securities or property or assets that will comprise the consideration into which shares of Common Stock will be exchanged or converted for such Fundamental Exchange Transaction, if applicable. Notwithstanding the Conversion Rate adjustment provisions described in Section 8.1 through 8.6, no adjustment to the Conversion Rate shall be made pursuant to such provisions in the event of any dividend, distribution, share split, share combination or issuance upon a Fundamental Exchange Transaction to which the provisions under this Section 5.2 apply.

5.3 Conversion Notices. Conversion notices in the form attached hereto as Exhibit A (each, a “Holder Conversion Notice”) may be effectively delivered to the Company by any method set forth in the “Notices” section of the Purchase Agreement, and all Holder Conversions shall be cashless and not require further payment from the Holder. The Company shall deliver the Conversion Shares from any Holder Conversion to the Holder in accordance with Section 10 below.

5.4 Conversion Rate. The Conversion Rate shall be 100 shares of Common Stock per each $1,000 of the Outstanding Balance of Notes, as such number may be adjusted (including by an increase for Additional Shares upon a Made-Whole Fundamental Change in accordance with Section 8.12) as set forth in this Note (such number of shares, as so adjusted, the “Conversion Rate”). For illustrative purposes, based upon an Outstanding Balance of $25,000,000 as of the Effective Date, the Notes would be convertible into 2,500,000 Conversion Shares based upon the Conversion Rate as of the Effective Date.

5.5 Effective Time of Conversion. Each conversion (whether a Holder Conversion pursuant to Section 5.1 or 5.2 or a mandatory conversion pursuant to 6.1) shall be deemed to have been effected immediately prior to the close of business on the relevant Conversion Date; provided, however, that, regardless of when Conversion Shares are delivered in accordance with Section 10, the Holder shall be treated as the holder of record of such Conversion Shares as of the close of business on the Conversion Date. On and after the Conversion Date, interest shall cease to accrue on the Notes subject to conversion pursuant to this Section 5 and all rights of the Holder with respect to such Notes shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 9.

6. Mandatory Conversions.

6.1 Subject to Section 6.5, the Company shall have the right, at its option, to cause all (but not less than all) of the Outstanding Balance to be converted into fully paid and non-assessable shares of Common Stock at the Conversion Rate then in effect, with the number of shares of Common Stock to be issued being equal to the Outstanding Balance divided by $1,000 and multiplied by the Conversion Rate, and with cash being paid in lieu of any fractional share pursuant to Section 9. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 6 only if the Closing Sale Price of the Common Stock equals or exceeds $14.50 (subject to adjustment in the same manner as the Conversion Price) for at least 45 Trading Days (whether or not consecutive) in a period of sixty (60) consecutive Trading Days, including the last Trading Day of such sixty (60) day period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Company issues a press release announcing the mandatory conversion as described in Section 6.2.

6.2 To exercise the mandatory conversion right described in Section 6.1, the Company shall publish a press release on the Company’s website or through such other public medium as the Company may use at that time, prior to the open of business on the first Trading Day following any date on which the Company makes a conversion election pursuant to Section 6.1, announcing such a mandatory conversion and including the information specified in Section 6.3. The Company shall also give notice to the Holder pursuant to Section 21 hereof (not later than three Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert all of the Outstanding Balance. The conversion date with respect to such mandatory conversion will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no later than 30 calendar days after the date on which the Company issues the press release described in this Section 6.2.

6.3 In addition to any information required by applicable law or regulation, the press release and notice of mandatory conversion described in Section 6.2 shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock (including any Additional Shares) to be issued upon conversion of each $1,000 of the Outstanding Balance of the Notes; and (iii) that interest on the Notes will cease to accrue on the Mandatory Conversion Date.

6.4 The Company shall deliver the shares from any mandatory conversion to the Holder in accordance with Section 10. On and after the Mandatory Conversion Date, interest shall cease to accrue on the Notes called for a mandatory conversion pursuant to this Section 6 and all rights of the Holder with respect to such Notes shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 9.

6.5 The Company may not exercise its right to cause a mandatory conversion pursuant to this Section 6 unless a Resale Registration Statement has been filed by the Company pursuant to the Registration Rights Agreement that includes the Conversion Shares and is effective at such Mandatory Conversion Date.

7. Defaults and Remedies.

7.1 Defaults. The following are events of default under this Note (each, an “Event of Default”): (a) (i) the Company fails to pay any principal due under this Note when the same becomes due and payable, (ii) the Company fails to pay any interest, fees, charges, or any other amount when due and payable hereunder and such failure is not cured within three (3) Business Days, or (iii) the Company fails to pay fees, charges or any other amount when due and payable hereunder and such failure is not cured within three (3) Business Days after notice of such failure is given by the Holder to the Company; (b) the Company fails to deliver any Conversion Shares in accordance with the terms hereof and such failure is not cured within three (3) Trading Days; (c) a receiver, trustee or other similar official shall be appointed over the Company or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (d) the Company becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (e) the Company makes a general assignment for the benefit of creditors; (f) the Company files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (g) an involuntary bankruptcy proceeding is commenced or filed against the Company and is not dismissed within sixty (60) days; (h) (i) the Company defaults or otherwise fails to observe or perform any term, covenant or agreement contained in Section 4 hereof (other than Section 4.4); or (ii) the Company or any defaults or otherwise fails to observe or perform any other covenant, obligation, condition or agreement of the Company contained herein or in any other Transaction Document, other than those specifically set forth in this Section 7.1 and such default or failure remains uncured for a period of ten (10) days after written notice to the Company by the Holder of such default or failure; (i) any representation, warranty or other statement made or furnished by or on behalf of the Company to the Holder herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (j) the Company fails to maintain the Share Reserve and such failure continues for five (5) days after written notice to the Company by the Holder of such failure; (k) a final and non-appealable judgment is entered against the Company or any of its property or other assets for more than $25,000,000 and such judgment shall remain unvacated, unbonded or unstayed for a period of sixty (60) days, unless otherwise consented to by the Holder or would not provide the basis for an “Event of Default” under and as defined in the Term Loan Credit Agreement; (l) the Company fails to be DWAC Eligible at any time after the six (6) month anniversary of the Closing Date or the Mandatory Conversion Date; (m) the Company or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure continues after the expiration of any applicable grace periods or cure periods and such Material Indebtedness is, or is permitted to be, accelerated such that all obligations thereunder shall become immediately due and payable; provided that the Event of Default shall be deemed to have been cured if the Company enters into a waiver, amendment or extension with the requisite holders of such Material Indebtedness with respect to such failure or event or condition or such demand, acceleration or mandatory repurchase, prepayment, defeasance or redemption of such debt; and provided further that this clause (m) shall not apply to any of the following events: (1) any change of control offer made within 60 days after an acquisition with respect to the Company or an acquired business, and effectuated pursuant to the applicable debt instrument, (2) any default under debt of an acquired business if such default is cured, or such debt is repaid, within 60 days after the acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such debt, (3) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issuances or excess cash flow, (4) prepayments required by the terms of debt as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for taxes, increased costs, capital adequacy and other similar customary requirements and (5) any voluntary prepayment, redemption or other satisfaction of debt that becomes mandatory in accordance with the terms of such debt solely as the result of the Company or any subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction; or (n) any material provision of the any Transaction Document shall for any reason cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing.

7.2 Remedies. At any time and from time to time after the Holder becomes aware of the occurrence of any Event of Default, the Required Holders may accelerate this Note by written notice to the Company, with the Outstanding Balance becoming immediately due and payable in cash. Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (c), (d), (e), (f) or (g) of Section 7.1, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash, without any written notice required by the Required Holders. For the avoidance of doubt, the Holder may continue making Holder Conversions at any time following an Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration as described herein, the Required Holders need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Required Holders may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Required Holders at any time prior to payment hereunder and the Holder shall have all rights as holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 7.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit the right of the Required Holders to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

8. Certain Conversion Rate Adjustments. The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events:

8.1 If the Company exclusively issues shares of Common Stock as a dividend or distribution on all shares of its Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1	= CR0	×	OS1
OS0

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Adjustment Effective Date of such share split or share combination, as the case may be;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Adjustment Effective Date of such share split or share combination, as the case may be;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Adjustment Effective Date of such share split or share combination, as the case may be; and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 8.1 shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Adjustment Effective Date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 8.1 is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors of the Company determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

8.2 If the Company distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the announcement date of such distribution, to purchase or subscribe for shares of its Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Rate shall be increased based on the following formula:

CR1	= CR0	×	OS0 + X
OS0 + Y

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such distribution;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any increase made under this Section 8.2 shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the date the Board of Directors of the Company determines not to make such distribution, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until the triggering events occur.

For purposes of this Section 8.2, in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors of the Company.

8.3 If the Company makes distributions to all or substantially all holders of its Common Stock consisting of shares of its capital stock, evidence of debt or other assets or properties (“Distributed Property”), excluding:

(1) dividends or other distributions (including share splits), rights, options or warrants as to which an adjustment is effected in Section 8.1 or 8.2 above or in Section 8.4 below;

(2) dividends or other distributions covered by Section 8.4 below; and

(3) Spin-offs (as defined below) to which the provisions set forth below in this Section 8.3 shall apply,

the Conversion Rate shall be increased based on the following formula:

CR1	= CR0	×	M
M - F

where:

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

M = the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

F = the fair market value, as determined by the Board of Directors of the Company, of the portion of the Distributed Property to be distributed in respect of each share of Common Stock immediately prior to the open of business on the Ex-Date for such distribution.

Any increase pursuant to this Section 8.3 shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board of Directors of the Company determines not to pay or make such distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “F” (as defined above) is equal to or greater than “M” (as defined above), in lieu of the foregoing increase, the Holder shall receive, at the same time and upon the same terms as holders of the Common Stock, solely as a result of holding this Note, without having to convert this Note, the amount and kind of Distributed Property that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such distribution times the Outstanding Balance of this Note divided by $1,000.

With respect to an adjustment pursuant to this Section 8.3 where there has been a payment of a dividend or other distribution of the Common Stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a U.S. national securities exchange, which is referred to herein as a “Spin-off,” the Conversion Rate will be increased based on the following formula:

CR1	= CR0	×	F + MP
MP

where:

CR1 = the Conversion Rate in effect immediately after the open of business on the effective date for the Spin-off;

CR0 = the Conversion Rate in effect immediately prior to the open of business on the effective date for the Spin-off;

F = the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first ten (10) consecutive Trading Day period immediately following, and including, the effective date for the Spin-off (such period, the “Valuation Period”); and

MP = the average of the Closing Sale Prices of the Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph of this Section 8.3 will become effective immediately after the open of business on the day after the last day of the Valuation Period. For purposes of determining the Conversion Rate in respect of any Conversion during the ten (10) Trading Days commencing on the effective date for any Spin-off, references within the portion of this Section 8.3 related to Spin-offs to ten (10) consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date for such Spin-off to, but excluding, the relevant Conversion Date.

8.4 If the Company makes any cash dividend or distribution to all or substantially all holders of its Common Stock, the Conversion Rate will be increased based on the following formula:

CR1	= CR0	×	SP0
SP0 - C

where,

CR0 = the applicable Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or other distribution;

CR1 = the applicable Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or other distribution;

SP0 = the average of the Closing Sale Prices of the Company’s Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or other distribution; and

C = the amount in cash per share the Company pays or distributes to holders of its Common Stock.

An adjustment on the Conversion Rate made pursuant to Section 8.4 shall become effective immediately after the close of business on the Record Date for the applicable dividend or other distribution. If any dividend or other distribution described in this Section 8.4 is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or other distribution had not been declared.

If “C” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, the Holder shall receive, at the same time and upon the same terms as holders of the Company’s Common Stock, solely as a result of holding this Note, without having to convert this Note, the amount and kind of Distributed Property that the Holder would have received if such Holder owned a number of shares of the Company’s Common Stock equal to the applicable Conversion Rate in effect immediately prior to the close of business on the Record Date for such cash dividend or other distribution times the Outstanding Balance of this Note divided by $1,000.

8.5 If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock and the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Price of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR1	= CR0	×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1 = the Conversion Rate in effect immediately after the close of business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by the Board of Directors of the Company) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 8.5 shall occur at the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any Conversion during the ten (10) Trading Days immediately following, and including, the Trading Day next succeeding the date that any such tender or exchange offer expires, references within this Section 8.5 to ten (10) consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant Conversion Date.

In the event that the Company or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. For the avoidance of doubt, this Section 8.5 shall not apply if the Company acquires shares of Common Stock other than through a tender or exchange offer, including, but not limited to, through an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act or through an “accelerated share repurchase” on customary terms.

8.6 Without limiting any provision hereof, if the Company at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision hereof, if the Company at any time on or after the Effective Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 8.6 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 8.6 occurs during the period that a Conversion Rate is calculated hereunder, then the calculation of such Conversion Rate shall be adjusted appropriately to reflect such event.

8.7 In addition to those adjustments required by Section 8.1 through Section 8.6, and to the extent permitted by applicable law and subject to the applicable rules of the NYSE, the Company from time to time may (but is not required to) increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law if the increase is irrevocable during that period and the Board of Directors of the Company determines that such increase would be in the Company’s best interest. In addition, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of the Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Rate is increased pursuant to any of the preceding two sentences, the Company shall deliver to the Holder in accordance with Section 21 hereof a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

8.8 Calculations. All calculations and other determinations under the foregoing Section 8.1 through Section 8.6 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. No adjustment to the Conversion Rate shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock. The Company shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Stock without giving effect to the previous sentence.

8.9 Increase of Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change.

(a)

If the Holder elects to convert all or any portion of this Note during any Holder Fundamental Change Election Period, then the Company shall increase the Conversion Rate for the Outstanding Balance being converted by a number of additional shares of Common Stock (the “Additional Shares”) under the circumstances and as set forth below.

(b)

The number of Additional Shares, if any, per $1,000 of the Outstanding Balance by which the Conversion Rate shall be increased for a Holder Conversion during a Holder Fundamental Change Election Period shall be determined by reference to the table attached as Schedule A hereto (for purposes of this Section 8.12, the “table”), based on the Make-Whole Effective Date and the Stock Price.

(i)

If the exact Stock Price and Make-Whole Effective Date is between two prices or effective dates in the table, the number of Additional Shares by which the Conversion Rate shall be increased shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later effective dates, as applicable, based on a 365-day year;

(ii)

if the Stock Price is greater than $14.50 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table pursuant to subsection (d) below), no Additional Shares shall be added to the Conversion Rate; and

(iii)

if the Stock Price is less than $8.25 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table pursuant to subsection (d) below), 21.2121 Additional Shares shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate after being so increased exceed 121.2121 shares of Common Stock (the “Maximum Conversion Rate”) per $1,000 in Outstanding Balance of Notes, subject to adjustment in the same manner as the Conversion Rate is adjusted pursuant to Section 8.

(c)

The Stock Prices set forth in the first row of the table (i.e., the column headers) and the number of Additional Shares in the table shall be adjusted as of the time at which the Conversion Rate of the Notes is adjusted as set forth in Section 8. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate in effect immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The numbers of Additional Shares within the table shall each be adjusted in the same manner and at the same time as the Conversion Rate is adjusted as set forth in Section 8.

8.10 Rights Plan. Notwithstanding Section 8.2, if the Company has a rights plan (including the distribution of rights pursuant thereto to all holders of the Common Stock) in effect while this Note remains outstanding, the Holder of this Note will receive, upon conversion of this Note, in addition to the Common Stock to which such Holder is entitled, a corresponding number of rights in accordance with the rights plan. If, prior to any conversion, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan so that the Holder of this Note would not be entitled to receive any rights in respect of the Common Stock delivered upon conversion of this Note, the Conversion Rate will be adjusted at the time of separation as if the Company had distributed to all holders of its Common Stock, shares of capital stock covered by the separated rights, subject to readjustment in the event of the expiration, termination or redemption of such rights.

9. No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be delivered upon Conversion, whether voluntary or mandatory, of the Notes. Instead, the Company will make a cash payment to each Holder that would otherwise be entitled to a fractional share based on the Closing Sale Price of the Common Stock on the relevant Conversion Date.

10. Method of Conversion Share Delivery. On or before the close of business on the fifth (5th) Trading Day following (x) the date of delivery of a Holder Conversion Notice or (y) the Mandatory Conversion Date, as applicable (such Trading Day, the “Delivery Date”), the Company shall, provided it is DWAC Eligible at such time and such Conversion Shares are eligible for delivery via DWAC, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by the Holder in the applicable Holder Conversion Notice. If the Company is not DWAC Eligible or such Conversion Shares are not eligible for delivery via DWAC, it shall deliver to the Holder or its broker (as designated in the Holder Conversion Notice), via reputable overnight courier, a certificate representing the number of shares of Common Stock equal to the number of Conversion Shares to which the Holder shall be entitled, registered in the name of the Holder or its designee. For the avoidance of doubt, the Company has not met its obligation to deliver Conversion Shares by the Delivery Date unless the Holder or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above. Moreover, and notwithstanding anything to the contrary herein (other than Section 6.5) or in any other Transaction Document, in the event the Company or its transfer agent refuses to deliver any Conversion Shares upon a Holder Conversion without a restrictive securities legend to the Holder on grounds that such issuance is in violation of Rule 144, the Company shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to the Holder with a restricted securities legend, but otherwise in accordance with the provisions of this Section 10. In conjunction therewith, the Company will also deliver to the Holder a written explanation from its counsel or its transfer agent’s counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144; provided, that subject to Section 6.5, the Holder acknowledges that any Conversion Shares issued prior to the six (6) month anniversary of the Effective Date will bear a restrictive securities legend, and the Company shall have no obligation to deliver any such opinion letter for any Conversion occurring prior to the six (6) month anniversary of the Effective Date. For the avoidance of doubt, any Conversion Shares issued pursuant to a mandatory conversion in accordance with Section 6 of this Agreement shall not bear a restrictive securities legend unless otherwise required by applicable law or regulation.

11. Conversion Delays. If the Company fails to deliver Conversion Shares in accordance with the timeframe stated in Section 10, the Holder may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such Conversion, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Effective Date for purposes of determining the holding period under Rule 144).

12. [Reserved].

13. Taxes on Conversions. The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance of shares of Common Stock to the initial Holder (or any Affiliate thereof) upon any Conversion of this Note; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such shares to any person other than to the initial Holder (or any Affiliate thereof), and the Company shall not be required to issue or deliver such shares to any such person unless or until the person requesting delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

14. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, the Holder has the right to have any such opinion provided by its counsel.

15. Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and accrued interest, as applicable, on and any other portion of the Outstanding Balance of this Note at the time, place and rate and in the currency herein prescribed. This Note is a direct debt obligation of the Company.

16. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

17. Cancellation. After repayment, prepayment or Conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

18. Amendments; Waivers. The prior written consent of each of the parties hereto shall be required for any amendment to, or waiver of any provision of, this Note. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

19. Assignments. Except as provided herein, the Company may not assign or transfer this Note or any interest herein without the prior written consent of the Holder (and any purported transfer without such consent shall be null and void). The Holder may not assign this Note or a portion hereof unless (x) the Company has provided its prior written consent to such assignment (not to be unreasonably withheld) (provided that such consent shall not be required in the case of an assignment by the Holder to any Affiliate of the Holder, provided such Affiliate becomes a party hereto and subject to the terms hereof) and (y) such transfer complies with applicable securities laws. If at the time of any transfer of this Note or any shares of Common Stock issued upon Holder Conversion of this Note, the transfer of such Securities shall not be either (a) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (b) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee, as the case may be, to comply with the transfer restrictions set forth on the restrictive legend on the face of such Security. Any assignee or transferee of the Holder who acquires this Note in accordance with the terms hereof shall be deemed to be the “Holder” hereunder and shall be deemed to have agreed to be bound by the terms of this Note as “Holder”.

20. [Reserved].

21. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

22. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the Company and the Holder to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Company has caused this Note to be duly executed as of the Effective Date.

COMPANY:

EASTMAN KODAK COMPANY

By:	/s/ David E. Bullwinkle
Name: David E. Bullwinkle
Title: Chief Financial Officer and Senior Vice President

[Signature Page to Convertible Promissory Note]

ACKNOWLEDGED, ACCEPTED AND AGREED:

HOLDER:

Kennedy Lewis Capital Partners Master Fund LP

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Signatory

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

“ABL Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 26, 2016 among the Company, the lenders party thereto from time to time and Bank of America, N.A., as administrative and collateral agent, as amended through that certain Amendment No. 4, dated as of February 26, 2021, and as further amended, amended and restated, modified, supplemented, extended, replaced or refinanced from time to time (whether through one or more credit facilities or other debt issuances pursuant to the ABL Agreement or any other agreement, contract or indenture).

“Additional Shares” has the meaning set forth in Section 8.12(a) of this Note.

“Adjustment Effective Date” means the first date on which the shares of the Common Stock trade on the applicable exchange or market, regular way, reflecting the relevant share split or share combination, as applicable.

“Alternate Consideration” and “unit of Alternate Consideration” each has the meaning set forth in Section 5.2(a) of this Note.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Common Stock” has the meaning set forth in Section 5.1 of this Note.

“Company” has the meaning set forth in the preamble to this Note.

Attachment 1 to Convertible Promissory Note, Page 1

“Company Fundamental Change Prepayment Election Period” has the meaning set forth in Section 1.3(b) of this Note.

“Conversion” means a Holder Conversion under Section 5 or a mandatory conversion pursuant to Section 6.

“Conversion Amount” has the meaning set forth in Section 5.1 of this Note.

“Conversion Date” means with respect to any Holder Conversion, the date on which a Conversion shall be effected as set forth in the applicable Holder Conversion Notice, and with respect to any mandatory conversion pursuant to Section 6, the Mandatory Conversion Date.

“Conversion Price” means, at any time, an amount equal to $1,000 divided by the Conversion Rate in effect at such time.

“Conversion Rate” has the meaning set forth in Section 5.4 of this Note.

“Conversion Shares” has the meaning set forth in Section 5.1 of this Note.

“Default Rate” means, at any time, the Interest Rate plus two percent (2%).

“Delivery Date” has the meaning set forth in Section 10 of this Note.

“Disposition” or “Dispose” has the meaning set forth in the Term Loan Credit Agreement.

“DTC” means the Depository Trust Company or any successor thereto.

“DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

“DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

“DWAC Eligible” means that (a) the Company’s Common Stock is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) the Company has been approved (without revocation) by DTC’s underwriting department; (c) the Company’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for delivery via DWAC other than due to the actions or status of the Holder; and (e) the Company’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

“Effective Date” has the meaning set forth in the preamble to this Note.

“Event of Default” has the meaning set forth in Section 7.1 of this Note.

Attachment 1 to Convertible Promissory Note, Page 2

“Ex-Date” when used with respect to any issuance, dividend or distribution on the Common Stock, means the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Change” shall be deemed to have occurred at any time after the original issuance of this Note, if any of the following occurs:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than (1) the Company, its subsidiaries or the employee benefit plans of the Company and its subsidiaries and (2) Permitted Holders, becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the Voting Stock, provided that a Fundamental Change will be deemed to have occurred if a Permitted Holder Group becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 70% of the Voting Stock;

(ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one of the Company’s Restricted Subsidiaries; provided, however, that any merger solely for the purpose of changing the Company’s jurisdiction of incorporation to the United States of America, any State thereof or the District of Columbia, and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity, shall not be a Fundamental Change; provided further that any transaction described in (A) or (B) of this clause (ii) in which the holders of the Company’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of the common stock of the continuing corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (ii);

(iii) the Common Stock ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or

Attachment 1 to Convertible Promissory Note, Page 3

(iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

provided, however, that a transaction or transactions described in clause (i) or (ii) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by holders of the Common Stock of the Company, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions this Note becomes convertible into such consideration pursuant to the terms hereof.

“Fundamental Exchange Transaction” means the occurrence of any of the following: (i) any recapitalization or reclassification of the Common Stock (other than changes resulting from a subdivision or combination); (ii) any consolidation, merger or combination involving the Company; (iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s subsidiaries substantially as an entirety; or (iv) any statutory share exchange, in each case, as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof).

“Fundamental Transaction” means a Fundamental Change or a Fundamental Exchange Transaction, as applicable.

“Holder” has the meaning set forth in the preamble to this Note.

“Holder Conversion” has the meaning set forth in Section 5.1 of this Note.

“Holder Conversion Notice” has the meaning set forth in Section 5.3 of this Note.

“Holder Fundamental Change Election Period” has the meaning set forth in Section 1.3(a) of this Note.

“L/C Facility Agreement” means that certain Letter of Credit Facility Agreement, dated as of February 26, 2021 among the Company, the lenders party thereto from time to time and Bank of America, N.A., as administrative and collateral agent, as amended, amended and restated, modified, supplemented, extended, replaced or refinanced from time to time (whether through one or more credit facilities or other debt issuances pursuant to the L/C Facility Agreement or any other agreement, contract or indenture).

“Lien” has the meaning set forth in the Term Loan Credit Agreement.

Attachment 1 to Convertible Promissory Note, Page 4

“Make-Whole Effective Date” means the date on which such Make-Whole Fundamental Change is consummated.

“Make-Whole Fundamental Change” means any Fundamental Change.

“Mandatory Conversion Date” has the meaning set forth in Section 6.2 of this Note.

“Material Indebtedness” has the meaning set forth in the Term Loan Credit Agreement.

“Maturity Date” means May 28, 2026.

“Maximum Conversion Rate” has the meaning set forth in Section 8.12(c) of this Note.

“Note Register” has the meaning set forth in Section 1.1 of this Note.

“Notes” means this Note, together with each other note issued pursuant to Section 1.3, Section 3.1 or Section 5.1 of this Note.

“NYSE” means the New York Stock Exchange.

“Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by the Holder, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges incurred under this Note.

“Permitted Debt” means (i) debt incurred under the Term Loan Credit Agreement, (ii) intercompany debt between or among the Company and its subsidiaries, to the extent permitted pursuant to the terms of the Term Loan Credit Agreement, (iii) debt incurred in connection with acquisitions of any property, assets or line of business by the Company or its subsidiaries that is permitted pursuant to the terms of the Term Loan Credit Agreement, (iv) debt that is subordinated to the obligations of the Company under the Transaction Documents on terms that are reasonably satisfactory to the Required Holders, (v) debt otherwise permitted in accordance with the terms of the Term Loan Credit Agreement, including for avoidance of doubt, debt incurred by subsidiaries of the Company organized under the laws of any jurisdiction outside of the United States and debt pursuant to the ABL Agreement and the L/C Facility Agreement and (vi) any modification, refinancing, refunding, renewal, replacement, exchange or extension of the foregoing.

“Permitted Holders” shall mean, at any time, each of Grand Oaks Investors, LLC, Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited, Deseret Mutual Pension Trust, George Karfunkel, Renee Karfunkel, GKarfunkel Family LLC, Congregation Chemdas Yisroel, Chesed Foundation of America, Marneu Holding Company, Moses Marx, Phillippe Katz, K.F. Investors LLC, United Equities Commodities Company, Momar Corporation, 111 John Realty

Attachment 1 to Convertible Promissory Note, Page 5

Corporation, Kennedy Lewis Investment Management LLC and any Affiliate of any of the foregoing and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group (without giving effect to any attribution rules).

“Permitted Liens” means (i) Liens created under the Term Loan Credit Agreement, (ii) Liens relating to intercompany borrowings between or among the Company and its subsidiaries to the extent permitted pursuant to the terms of the Term Loan Credit Agreement, (iii) any Lien on any property or asset of the Company or any of its subsidiaries existing as of the Effective Date; provided that (x) such Lien shall not apply to any other property or asset of the Company or any subsidiary (other than proceeds thereof and extensions or improvements to any such property) unless otherwise permitted by the Holders and (y) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, refinancings, restructurings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to accrued interest and any fees, costs and expenses incurred in connection therewith), the obligations thereunder or the property or assets securing such obligations and (iv) Liens permitted in accordance with the terms of the Term Loan Credit Agreement, including for avoidance of doubt, Liens to secure debt incurred by subsidiaries of the Company organized under the laws of any jurisdiction outside of the United States and debt pursuant to the ABL Agreement and the L/C Facility Agreement.

“Purchase Agreement” has the meaning set forth in the preamble to this Note.

“Purchase Price” has the meaning set forth in the preamble to this Note.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors of the Company, statute, contract or otherwise).

“Registration Rights Agreement” mean the Registration Rights Agreement dated as of even date herewith among the Company and the Holder.

“Required Holders” means the Holder, or, if the Holder and its affiliates cease to own all of the Notes, holders of at least a majority of aggregate principal amount of Notes then outstanding.

Attachment 1 to Convertible Promissory Note, Page 6

“Restricted Subsidiary” has the meaning set forth in the Term Loan Credit Agreement.

“Rule 144” has the meaning set forth in Section 4.4 of this Note.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Reserve” has the meaning set forth in the Purchase Agreement.

“Spin-off” has the meaning set forth in Section 8.3 of this Note.

“Stock Price” means, with respect to any Make-Whole Fundamental Change, (i) if a holder of shares of Common Stock receives only cash in exchange for such holder’s shares of Common Stock in such Make-Whole Fundamental Change, the cash amount paid per share of Common Stock; or (ii) in all other cases, the average of the Closing Sale Prices of the shares of Common Stock over the 10 consecutive Trading Days prior to (but excluding) the Make-Whole Effective Date of such Make-Whole Fundamental Change.

“Successor Entity” has the meaning set forth in Section 5.2(b) of this Note.

“table” has the meaning set forth in Section 8.12(b) of this Note.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of the date hereof among the Company, the Lenders party thereto from time to time and Alter Domus (US) LLC, as administrative and collateral agent as amended, amended and restated, modified, supplemented, extended, replaced or refinanced from time to time (whether through one or more credit facilities or other debt issuances pursuant to the Term Loan Credit Agreement or any other agreement, contract or indenture); provided that, in the event the Term Loan Credit Agreement has been terminated, any reference herein to a transaction or matter being permitted under the terms of the Term Loan Credit Agreement (or similar language) shall be deemed to refer to the terms of the Term Loan Credit Agreement as in effect immediately prior to the termination thereof.

“Trading Day” means any day on which the New York Stock Exchange (or such other principal market for the Common Stock) is open for trading.

“Transaction Documents” has the meaning set forth in the Purchase Agreement.

“Valuation Period” has the meaning set forth in Section 8.3 of this Note.

“Voting Stock” of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors or other appropriate governing body of such person.

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Attachment 1 to Convertible Promissory Note, Page 7

EXHIBIT A

[•]	Date:

Eastman Kodak Company.

Attn: General Counsel

343 State Street

Rochester, NY 14650

HOLDER CONVERSION NOTICE

The above-captioned Holder hereby gives notice to Eastman Kodak Company, a New Jersey corporation (the “Company”), pursuant to that certain Convertible Promissory Note made by the Company in favor of the Holder on February 26, 2021 (the “Note”), that the Holder elects to convert all or such portion of the Outstanding Balance of the Note set forth below into fully paid and non-assessable shares of Common Stock of the Company as of the Conversion Date specified below. Said conversion shall be based on the Conversion Rate in effect immediately prior to the close of business on the Conversion Date as provided in the Note. In the event of a conflict between this Holder Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of the Holder in its sole discretion, the Holder may provide a new form of Holder Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A. Conversion Date: ____________

B. Conversion Amount: Check one:

☐ Entire Outstanding Balance

☐ $

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

To the extent the Conversion Shares are not able to be delivered to the Holder electronically via the DWAC system, deliver all such certificated shares to the Holder via reputable overnight courier after receipt of this Holder Conversion Notice (by facsimile transmission or otherwise) to:

Exhibit A to Convertible Promissory Note, Page 1

[Signature Page Follows]

Exhibit A to Convertible Promissory Note, Page 2

Sincerely,

Holder:

KENNEDY LEWIS CAPITAL PARTNERS MASTER FUND LP

By:
Name:
Title:

Exhibit A to Convertible Promissory Note, Page 3

Schedule A

The following table sets forth the number of Additional Shares of Common Stock per $1,000 of Outstanding Balance of Notes by which the Conversion Rate shall be increased pursuant to Section 8.12 for each Stock Price and Make-Whole Effective Date set forth below:

Fundamental Change	Fundamental Change Stock Price
Effective Date	$8.25	$9.25	$10.00	$12.50	$14.50
February 26, 2021	21.2121	15.9384	12.7990	5.5256	0.0000
February 26, 2022	21.2121	15.9384	12.7990	5.2552	0.0000
February 26, 2023	21.2121	15.9384	12.7990	5.1904	0.0000
February 26, 2024	21.2121	15.9384	12.5140	4.9208	0.0000
February 26, 2025	21.2121	14.6097	10.9680	3.9040	0.0000
February 26, 2026	21.2121	8.1081	0.0000	0.0000	0.0000

Schedule A to Convertible Promissory Note, Page 1